Exhibit 99.01

Intel Corporation 2200 Mission College Blvd.	News Release
Santa Clara, CA 95054-1549

Intel Announces Pricing of Notes Offering

SANTA CLARA, Calif., Sept. 14, 2011 — Intel Corporation today announced the pricing of its public offering of $5 billion aggregate principal amount of its notes pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (SEC). The public offering consists of $1.5 billion of 1.950 percent notes due October 1, 2016, $2 billion of 3.300 percent notes due October 1, 2021 and $1.5 billion of 4.800 percent notes due October 1, 2041. The notes were offered to the public at a price of 99.847% of par in the case of the 2016 notes, 99.762% of par in the case of the 2021 notes and 99.258% of par in the case of the 2041 notes. The offering is expected to close on Sept. 19, 2011, subject to customary closing conditions.

Intel expects to receive net proceeds from this offering of approximately $4.959 billion, after deducting underwriting discounts. Intel intends to use the net proceeds from this offering primarily to repurchase shares of its common stock; and for general corporate purposes.

Citigroup Global Markets Inc., Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Inc. are acting as joint book-running managers for the offering of the notes. Credit Suisse Securities (USA) LLC, Needham & Company, LLC and RBS Securities Inc. are acting as co-managers for the offering.

This offering is being made only by means of a prospectus and related prospectus supplement, which may be obtained for free by visiting www.sec.gov.

Alternatively, copies may be obtained by contacting the following firms:

•                  Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, N.Y. 11220, Attention: Prospectus Department (telephone: 877-858-5407, or e-mail: batprospectusdept@citi.com).

•                  Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, N.Y. 10282 (telephone: 866-471-2526, facsimile: 212-902-9316, or e-mail prospectus-ny@ny.email.gs.com)

•                  Merrill Lynch, Pierce, Fenner & Smith Inc., 4 World Financial Center, New York, N.Y. 10080, Attention: Prospectus Department (e-mail: dg.prospectus_requests@baml.com)

This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, the anticipated use of the proceeds of the offering. Intel does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

About Intel

Intel (NASDAQ: INTC) is a world leader in computing innovation. The company designs and builds the essential technologies that serve as the foundation for the world’s computing devices.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.

* Other names and brands may be claimed as the property of others.

CONTACTS:	Chuck Mulloy	Kevin Sellers
	Media Relations	Investor Relations
	408-765-3484	480-363-2642
	cmulloy@intel.com	kevin.k.sellers@intel.com